Exhibit 99.1

April 5, 2005	Contact Information:
Paul McAfee, Rexnord Corporation
Phone: 414-688-6724

FOR IMMEDIATE RELEASE

Rexnord Corporation to Acquire Falk Corporation for $295 Million

Company will have $1 billion in revenue.

Milwaukee, Wisc., April 5, 2004 — Rexnord Corporation announced today that it has entered into a definitive agreement to purchase the Falk Corporation from Hamilton Sundstrand, a subsidiary of United Technologies Corporation for $295 million. The transaction is expected to close in the second quarter of 2005.

Rexnord Corporation, headquartered in Milwaukee, Wisconsin, is a worldwide manufacturer of mechanical power transmission components with revenues of approximately $800 million. Falk Corporation, also headquartered in Milwaukee, is a manufacturer of gears and couplings, with annual revenues of approximately $200 million.

“By combining two successful companies that have complementary products and technologies, we create a bigger, stronger business, with combined annual revenues in excess of $1 billion,” said Robert Hitt, Rexnord chief executive officer. “This acquisition is consistent with Rexnord’s growth strategy, enhancing our capabilities and enabling us to better serve our customers.”

“Falk Corporation has a strong market position, with substantial brand equity and a significant installed base,” said Dave Doerr, Falk president. “Falk looks forward to joining with Rexnord to offer our customers the best solutions to their power transmission needs.”

About Rexnord Corporation

Rexnord Corporation is a 114-year-old company with 4,800 employees located at more than 30 manufacturing facilities worldwide. Rexnord is a global manufacturer of industrial power transmission components. The company manufacturers gears, couplings, flattop and industrial chain, industrial bearings, aerospace bearings and seals, and a variety of special components. Rexnord’s products are used in plants and equipment in a wide range of industries, including forest products, mining, construction equipment, cement, food and beverage, energy, and aerospace. It markets its products around the world through a network of service centers and warehouses, backed by hundreds of distributors. For more information, visit www.rexnord.com.

About Falk Corporation

Falk Corporation is a 113-year-old global manufacturer of industrial power transmission solutions. Falk leverages its legacy in power transmission solutions to provide unmatched service and support to customers anywhere in the world. Its broad line of power transmission products includes standard and engineered gear drives, mill products, couplings, and service and repair. Falk has distributor locations and production facilities in the U.S., Canada, Mexico, Brazil, China, and Australia. Falk services a diverse set of customers in industries such as aggregate, cement, coal, metal processing, mining, paper, and power generation. For more information, visit www.falkcorp.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies’ respective SEC filings.

Closing of this transaction is subject to satisfaction of certain customary closing conditions, including receipt of certain governmental approvals.

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